Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Reports Year End Results for Fiscal Year 2008

WELLINGTON, Fla. (February 17, 2009) - The Quantum Group, Inc., (NYSE Amex:QGP) (www.QuantumMD.com) a Healthcare Services Organization (HSO), announced that it has filed its annual report to the Securities and Exchange Commission in the form 10-K with year-end financial results for the fiscal year ended October 31, 2008.

The Quantum Group reported a 288% increase in total revenues as the Company grew to $16,539,134 in fiscal year 2008 from $4,262,595 in fiscal year 2007. Further, the Company reported a 218% increase in fourth quarter revenues from $5,565,014 reported in fiscal year 2008 as compared to $1,746,458 reported in the same quarter of fiscal year 2007.

The number of healthcare providers affiliated with Quantum subsidiary Renaissance Health System of Florida, Inc. (www.RHSFL.com) increased 27 percent from fiscal year 2007.  In October of 2008, the Company had established relationships with 2,000 providers.  In October 2007, the Company had established relationships with 1,600 providers.

Additionally, the Company reported an increase greater than 250% in the enrolled patient base served by Renaissance to approximately 3,500 as of January 2009 from approximately 980 at the end of fiscal year 2007.

The Company reported net losses of $19,720,260 in fiscal year 2008 as compared to $10,563,212 for fiscal year 2007, representing an increase of 87%.  The per share loss was $2.42 for fiscal year 2008 as compared to $6.14 for fiscal year 2007.  Much of the increase was directly attributed to $3,867,560 in additional costs associated with debt financing, $3,152,918 in equity compensation and $1,892,029 in personnel costs aligned with Company expansion.

Noel J. Guillama, President and CEO of The Quantum Group commented, “The capital markets proved to be a challenge for the expansion and strategic acquisitions we had planned for fiscal year 2008.  Additionally impacted were our planned marketing initiatives which we limited to conserve capital.”

Guillama continued, “We are very pleased by the results of our extensive investment in our PWeR™ platform (Personal Wellness electronic Record™).  We are expecting substantial growth in this area during fiscal year 2009 as we believe PWeR is directly in line with President Obama’s agenda to reform the healthcare industry.  We are encouraged by the emphasis to implement technology to reduce costs, create efficiencies and save lives – all of which are cornerstones of our own corporate mission.”

About The Quantum Group, Inc.

The Quantum Group is an innovation-driven Healthcare Services Organization (HSO) which provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com